Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Immune Pharmaceuticals, Inc.

New York, New York

We consent to the inclusion in Amendment No. 2 to this Registration Statement of Immune Pharmaceuticals Inc. on Form S-1 of our report dated April 2, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Immune Pharmaceuticals Inc. as of December 31, 2017 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New Haven, CT
January 16, 2019